EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ITI TECHNOLOGIES, INC. TO MERGE WITH SLC TECHNOLOGIES, INC. IN A STOCK AND CASH MERGER

ST. PAUL AND PORTLAND - SEPTEMBER 29, 1999

ITI TECHNOLOGIES, (ITII, NASDAQ) and SLC Technologies, Inc. have reached a definitive agreement to merge, creating a global security, life safety, systems software and communications company with expected 1999 revenues of approximately $550 million. The combined company brings together two industry leaders with technology and channel strengths that are uniquely complementary in an industry growing at a rate in excess of 10 percent annually. The merger is structured as a stock-for-stock merger under which ITI shareholders may elect to receive $36.50 in cash for up to 50 percent of their shares in aggregate.

The merger brings together ITI's leadership in the North American market for wireless residential security systems with SLC's significant global position in the commercial and enterprise solutions markets. The transaction is expected to close in the first quarter of 2000. The companies expect to achieve annual cost savings of at least $10 million and generate significant new revenue opportunities. With anticipated synergies, the merger is expected to be accretive to ITI's projected First Call consensus 2000 earnings per share of $2.28 and significantly accretive to 2000 cash earnings per share.

According to Ken Boyda, CEO and President of SLC, who will become the CEO and President of the merged entity, "the combination of ITI and SLC will create a powerful entity with the broad product offering, integrated technological capabilities, and global presence necessary to lead our industry." "The merger will provide ITI with expanded access to international markets and the opportunity to bring its wireless technology into access control, CCTV, and other high-growth areas of the industry. At the same time, SLC will strengthen its residential controls and wireless systems offerings. The resultant company will be a technology leader that will provide quality integrated solutions to the global marketplace and serve as a strong foundation for continued growth within the $10 billion industry."

According to Tom Auth, Chairman, CEO and President of ITI, who will be Chairman of the merged entity, "this is a marriage of two very capable industry leaders that will raise our global profile and enhance our customer support." "There are strong synergies resulting from this merger, both in gaining new revenues as well as reducing costs. A significant growth opportunity exists to immediately market ITI's products through SLC's established 21-country European sales organization. Manufacturing economies of scale, purchasing benefits, and the potential for streamlined plant operations will also produce significant cost savings."

ITI, a manufacturer of electronic security equipment, has long been recognized as the leading designer and manufacturer of wireless systems for the rapidly expanding wireless residential security systems market. ITI has recently introduced new products, which incorporate its



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wireless technology, directed at the commercial security and fire protection markets. ITI, headquartered in North St. Paul, Minnesota, has manufacturing facilities in North St. Paul, Minnesota, Gladewater, Texas, and Navajoa, Mexico, and employs over 640 people. ITI's sales were $109 million in 1998, with earnings before interest, taxes, depreciation and amortization of $25.2 million.

SLC is a global integrated communications technology company for security and life safety systems. SLC offers commercial security and fire protection, CCTV, electronic access control, high-end RFID and fiber optic communication systems focusing on three customer groups--residential, commercial and enterprise solutions. SLC's global reach includes sales and technical support organizations in 27 countries and strategically positioned manufacturing and logistics organizations in the United States, the Netherlands, Ireland, Australia and China. SLC, headquartered in Portland, Oregon, employs over 2,400 employees worldwide and is owned by the Berwind Group, a Philadelphia-based private company. SLC, with 1998 sales of $376 million and earnings before interest, taxes, depreciation and amortization of $65.5 million adjusted for expenses to be eliminated as a result of the transaction, has grown its revenues from $32 million and earnings before interest, taxes, depreciation and amortization from $2.4 million in 1990 through a combination of organic growth and acquisitions.

The transaction is structured as a stock-for-stock merger of SLC into ITI, with ITI issuing approximately 15.2 million shares to SLC. ITI shareholders will have the right to elect to receive from the newly merged company $36.50 in cash at closing for each share of ITI stock, subject to the limitation that no more than 50 percent of the total number of shares of ITI common stock issued and outstanding immediately prior to the closing be exchanged for cash. If ITI shareholders elect to exchange more than 50 percent of the aggregate shares of ITI for cash, then the shares eligible to be exchanged shall be reduced on a pro rata basis so that 50 percent of the issued and outstanding common stock of ITI immediately prior to the closing are exchanged for cash.

The transaction will be tax-free to shareholders, except for those shares that ITI shareholders elect to exchange for cash. As a result of the transaction, SLC shareholders will have a 63.5 percent ownership stake in the new company (on an equivalent shares basis calculated under the treasury stock method), without giving effect to the cash election, or a 78 percent ownership stake after giving effect to the cash election and assuming that 50 percent of the ITI outstanding common stock is exchanged for cash. The transaction will be treated as a purchase by SLC for accounting purposes.

The merger, which has been unanimously approved by the Board of Directors of both companies, is subject to approval by ITI's shareholders, receipt by SLC of a supplemental ruling from the IRS relating to SLC's 1997 spin-off from its former parent, approval by regulatory authorities, and customary closing conditions. The supplemental ruling is to confirm that this transaction is consistent with SLC's 1997 IRS spin-off ruling.

Visit www.itii.com for more information about ITI and its products. Visit www.sentrol.com for more information about SLC and its products.



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This release contains forward-looking statements about future business operations, financial performance, and market conditions. Such statements are subject to certain risks, uncertainties and other factors that can affect the companies, businesses and cause actual results to differ materially from those contained in any forward-looking statements, including changing economic conditions, international trade and monetary factors, risk associated with mergers, such as difficulties in assimilating operations, systems and products of the two companies, the diversion of management's attention from other business concerns, and the risk of entering new markets, and the factors described in ITI's annual and quarterly reports on Forms 10-K and 10-Q (copies of such reports may be obtained from the company or reviewed on the SEC EDGAR system at www.sec.gov).

CONTACT:

For ITI:  Charles A. Durant, Vice President and General Counsel, 800-777-1415

For SLC:  John Logan, Chief Financial Officer, 828-322-2333 ext. 306



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